UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 27, 2017
Date of Report (Date of earliest event reported)

TiVo Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37870	61-1793262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

Two Circle Star Way
San Carlos, California 94070
(Address of principal executive offices, including zip code)
(408) 562-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Settlement of Certain Litigation

As previously reported by TiVo Corporation (the “Company”), on September 7, 2016 (the "TiVo Acquisition Date"), Rovi Corporation completed its acquisition of TiVo Inc. (renamed TiVo Solutions Inc. ("TiVo Solutions") on September 7, 2016) (the “TiVo Acquisition”). Under Delaware law, holders of common stock of TiVo Solutions who did not vote to approve the TiVo Acquisition and who properly assert and exercise their appraisal rights with respect to their shares are entitled to receive a cash payment in an amount equal to the fair value of their shares (as determined in accordance with the provisions of Delaware law), in lieu of the shares of TiVo Corporation which they would otherwise have been entitled to receive, if they commence an appraisal action in the Delaware Court of Chancery and proceed to a verdict.

The Company also previously reported that on November 15, 2016, Driehaus Appraisal Litigation Fund, L.P., Driehaus Companies Profit Sharing Plan and Trust, and Richard H. Driehaus IRA (the “Driehaus Entities”) filed a petition for appraisal pursuant to 8 Del. C. § 262 in the Court of Chancery of the State of Delaware covering a total of 1.9 million shares of common stock of TiVo Solutions in connection with the TiVo Acquisition on September 7, 2016. Additionally, on November 15, 2016, Fir Tree Value Master Fund L.P. and Fir Tree Capital Opportunity Master Fund L.P. (the “Fir Tree Entities” and together with the Driehaus Entities, the “Appraisal Petitioners”) filed a petition for appraisal pursuant to 8 Del. C. § 262 in the Court of Chancery of the State of Delaware covering a total of 7.2 million shares of common stock of TiVo Solutions in connection with the TiVo Acquisition. On January 11, 2017, the Court of Chancery consolidated the two petitions into a consolidated action entitled In re Appraisal of TiVo, Inc., C.A. No. 12909-CB (Del. Ch.) (the “Appraisal Action”). Should the Appraisal Action be adjudicated in the Court of Chancery, regardless of the verdict, the Appraisal Petitioners would be entitled to receive a cash payment equal to the fair value of their TiVo Solutions common stock (as determined in accordance with the provisions of Delaware law) in lieu of the shares of TiVo Corporation which they would otherwise have been entitled to receive pursuant to the Merger Agreement. The Appraisal Petitioners would also receive prejudgment interest on any appraisal award, which would be calculated at an interest rate of 5% above the Federal Reserve Discount Rate, with interest compounded quarterly. The Appraisal Petitioners also sought payment for their costs and attorneys’ fees. As of December 31, 2016, the Company had recorded a liability of $79.0 million on its Consolidated Balance Sheets and, in addition, the exchange agent for the TiVo Acquisition was holding $25.3 million in cash related to the Dissenting Holders.

On March 27, 2017, the Company, TiVo Solutions and the Appraisal Petitioners executed a settlement agreement to resolve the Appraisal Action. The terms of the settlement, among other matters, provide that, in exchange for a release and dismissal of all asserted claims, the Company will pay $12.80 per share for a total sum of $117,030,400. The terms of the settlement will be funded from a combination of cash held by the exchange agent and cash on the balance sheet and will not have a material adverse effect on the Company’s financial position or result of operations. Following this settlement, no other appraisal proceedings remain outstanding in connection with the TiVo Acquisition.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TiVo Corporation
(Registrant)

Date: March 31, 2017	By: /s/ Pamela Sergeeff
Pamela Sergeeff
Executive Vice President & General Counsel